UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  (Date of earliest event reported):  August 17, 2011 (August 16, 2011)

INX Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-31949 Commission file number	76-0515249 (I.R.S. Employer Identification No.)

1955 Lakeway Drive
Lewisville, Texas 75057
(Address of Registrant’s principal executive offices)

(469) 549-3800
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 16, 2011, William Casper, age 46, became the Vice President, Controller and Chief Accounting Officer of INX Inc. (the “Company”). From 2005 to 2008, Mr. Casper was Corporate Controller and Chief Accountant for Electronic Data Systems, Inc. (NYSE:EDS) a global technology services company. From 2008 to 2009, he was Assistant Controller of BMC Software, Inc. (Nasdaq:BMC), a system and service management software provider. From 2010 to 2011, Mr. Casper was the Chief Accounting Officer for Sourcecorp, Inc, a privately held business process outsourcing company. Earlier in his career, Mr. Casper served as Assurance Senior Manager at Deloitte & Touche LLP. He is a licensed CPA and a graduate of Brigham Young University.

In connection with his appointment as the Company’s Vice President, Controller and Chief Accounting Officer, Mr. Casper has entered into a written employment agreement with the Company. The employment agreement provides Mr. Casper with a monthly base salary of $16,667, or $200,000 annually. In addition to the base salary, Mr. Casper is entitled to a quarterly and annual bonus, the amount and terms of which shall be set from time to time in writing by the Company’s Compensation Committee. The initial "target" bonus for "at plan" performance is twenty five percent (25%) of annual salary and is based upon attainment of objectives each calendar quarter. Additionally, Mr. Casper will be issued fifteen thousand (15,000) shares of the Company’s restricted common stock, which will vest one fifth ratably (1/5th annually) over a period of five years commencing on July 25, 2011 or immediately upon a “change of control” of the Company (as such term is defined in the employment agreement). In addition, if the Company is a publicly traded company on the first anniversary date of Mr. Casper’s employment, the Company will issue an additional ten thousand (10,000) shares of unregistered, restricted common stock of the Company. These shares will vest one fifth ratably (1/5th annually) over a period of five years commencing on July 25, 2011. Such shares will also immediately vest upon the occurrence of a “change in control” of the Company (as such term is defined in the employment agreement). As an inducement to enter into the employment agreement and the confidentiality agreement (discussed below), Mr. Casper was granted a one-time sign-on bonus in the amount of $10,000.

Mr. Casper’s employment may be terminated by either party at any time, with or without cause. If the Company terminates the employment agreement without cause, Mr. Casper is entitled to severance compensation equal to three months of then current base salary plus an additional one month of then current base salary for each full year of employment with the Company prior to such termination, subject to a maximum of twelve months’ severance. In addition, if for any reason the Company ceases to be a publicly traded company within twelve months of the effective date of employment, the above-described severance shall be increased by an additional three months of salary. The employment agreement also contains non-competition and non-solicitation provisions which apply during the term of the agreement and for twelve months thereafter.

Mr. Casper also signed a written confidentiality agreement, which requires strict confidentiality with regards to the Company’s Confidential Information, as such term is defined in the confidentiality agreement. The confidentiality agreement additionally requires that all Inventions (as such term is defined in the confidentiality agreement) of Mr. Casper while employed by the Company will be the property of the Company. Additionally, Mr. Casper must return all Confidential Information upon the termination of the employment agreement. The confidentiality agreement also contains a non-interference provision, which applies during the terms of the confidentiality agreement and for eighteen months thereafter.

On August 16, 2011, the Company’s previous Controller and Chief Accounting Officer, Larry Lawhorn, retired from his position and assumed a consulting role assisting Mr. Casper in the transition of the accounting function from Houston to Dallas.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INX Inc.

Date: August 17, 2011	By:	/s/ James H. Long
James H. Long
Executive Chairman